United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media John Armstrong (412) 433–6792 Investors/Analysts Nick Harper (412) 433–1184

FOR IMMEDIATE RELEASE
UNITED STATES STEEL CORPORATION REPORTS
2007 FOURTH QUARTER AND FULL-YEAR RESULTS

Earnings Highlights
(Dollars in millions except per share data)	4Q 2007	3Q 2007	4Q 2006	2007	2006

Net sales	$4,535	$4,354	$3,774	$16,873	$15,715
Segment income from operations
Flat-rolled	$53	$170	$31	$390	$600
U. S. Steel Europe	85	152	182	687	714
Tubular	83	74	144	356	631
Other Businesses	36	37	57	76	129
Total segment income from operations	$257	$433	$414	$1,509	$2,074
Retiree benefit expenses	(15)	(46)	(53)	(143)	(243)
Other items not allocated to segments	(126)	(27)	(20)	(153)	(46)
Income from operations	$116	$360	$341	$1,213	$1,785
Net interest and other financial costs	44	22	25	105	62
Income tax provision	31	68	7	218	324
Net income	$35	$269	$297	$879	$1,374
– Per basic share	$0.29	$2.28	$2.51	$7.44	$11.88
– Per diluted share	$0.29	$2.27	$2.50	$7.40	$11.18

PITTSBURGH, January 29, 2008 - United States Steel Corporation (NYSE: X) reported fourth quarter 2007 net income of $35 million, or $0.29 per diluted share, compared to third quarter 2007 net income of $269 million, or $2.27 per diluted share, and fourth quarter 2006 net income of $297 million, or $2.50 per diluted share. Fourth quarter 2007 net income was reduced by $117 million, or $0.98 per diluted share, due to inventory transition effects and a workforce reduction charge as discussed below.

For full-year 2007, U. S. Steel reported net income of $879 million or $7.40 per diluted share, which was reduced by $158 million, or $1.33 per diluted share, from inventory transition effects, a workforce reduction charge, early debt redemption expense and several discrete tax charges. Full-year 2006 net income was $1,374 million, or $11.18 per diluted share.

U. S. Steel Chairman and CEO John P. Surma said, “This past year was an important period of growth for our company as we completed major acquisitions in both our flat-rolled and tubular businesses and commissioned our new automotive galvanizing line in Europe. We are making steady progress with integration activities on both acquisitions, and we still expect to achieve the anticipated synergies.”

The company reported fourth quarter 2007 income from operations of $116 million, compared with income from operations of $360 million in the third quarter of 2007 and $341 million in the fourth quarter of 2006. For the year 2007, income from operations was $1,213 million versus income from operations of $1,785 million for the year 2006.

Other items not allocated to segments in the fourth quarter of 2007 consisted of a $69 million pre-tax charge related to inventory transition effects following the two major acquisitions and a $57 million pre-tax charge resulting from a voluntary early retirement program at U. S. Steel Kosice (USSK). These items decreased fourth quarter 2007 net income by $117 million, or 98 cents per diluted share. In the third quarter of 2007, a $27 million pre-tax charge related to inventory acquired in the Lone Star acquisition was not allocated to segments, and the tax provision included several discrete charges totaling $11 million. These items reduced third quarter 2007 net income by $28 million, or 23 cents per diluted share. In the fourth quarter of 2006, net interest and other financial costs included a $32 million pre-tax charge related to the early redemption of debt. This item and other items not allocated to segments decreased net income by $33 million or 28 cents per diluted share.

2

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance. U. S. Steel’s reportable segments and Other Businesses reported segment income from operations of $257 million, or $43 per ton, in the fourth quarter of 2007, compared with $433 million, or $78 per ton, in the third quarter of 2007 and $414 million, or $85 per ton, in the fourth quarter of 2006.

Flat-rolled’s fourth quarter results were significantly lower than the third quarter and included the operating results of U. S. Steel Canada (USSC) effective October 31. Flat-rolled operated at 82 percent of capability, including only 60 percent for USSC, as we completed a number of blast furnace repair outages, both planned and unplanned, during the quarter. Lower average realized prices compared to the third quarter primarily reflected a shift in product mix to hot-rolled and semi-finished with the USSC acquisition. In addition, production costs increased due mainly to higher raw material, natural gas, outage and modernization-related costs. USSC added 557,000 tons to fourth quarter Flat-rolled shipments under commercial arrangements in place at the time of acquisition. An operating loss was incurred as unplanned blast furnace outages limited shipments and resulted in high unit production costs.

The decrease in fourth quarter 2007 European income from operations compared to the third quarter was mainly due to a decline in euro-based prices as high imports, particularly from China, and high service center inventories pressured spot prices and order rates. Operating rates were curtailed to 79 percent of capability as a result of two planned blast furnace outages. Shipments were reduced by the outages and outbound rail transportation service disruptions late in the quarter. Additionally, raw material and energy costs increased.

3

Fourth quarter Tubular results improved slightly from the third quarter due mainly to higher average realized prices resulting from a change in product mix, and improved overall cost performance. These were partially offset by lower shipments.

Additional Fourth Quarter 2007 Items

In December 2007, U. S. Steel and the United Steelworkers (USW) agreed that U. S. Steel will provide health care and life insurance benefits to certain former National Steel employees and their eligible dependents under a U. S. Steel insurance plan, using funds that had been accrued based on a provision of the 2003 Basic Labor Agreement. Funds totaling $468 million were contributed to our trust for retiree health care and life insurance in December.

As a result of this agreement, our other postretirement benefits (OPEB) obligation increased by $314 million. While a funding obligation continues through the August 31, 2008 expiration of the 2003 Basic Labor Agreement, the profit-based expense has been eliminated beginning with the fourth quarter of 2007 as reflected in “retiree benefit expenses.”

Net interest and other financial costs increased by $22 million in the fourth quarter of 2007 compared to the third quarter, mainly reflecting interest expense resulting from debt incurred to fund the Stelco acquisition.

Our effective tax rate for the year was higher than projected at the end of the third quarter as a result of the inclusion of USSC and a change in the profile of global earnings. As a result, the tax provision in the fourth quarter included approximately $20 million to apply this higher tax rate to income for the prior three quarters.

4

Outlook

Commenting on U. S. Steel’s outlook, Surma said, “We expect first quarter results to continue to reflect the volatile cost and pricing dynamics in our three major segments. Overall, we should be in a good position as 2008 progresses to take advantage of favorable supply side conditions, our expanded product and geographic positions in North America, and our new galvanizing line at USSK."

For Flat-rolled, we expect improvement from fourth quarter results as shipments and operating rates are expected to increase compared to the fourth quarter, with the inclusion of USSC for the full quarter and the completion of the blast furnace projects. Our facilities in Canada have been operating much more reliably. Prices are also expected to be higher as increasing spot market prices will be realized throughout the quarter. In addition, customer commitments in place at USSC at the time of the acquisition are being completed and new commitments consistent with U. S. Steel’s commercial policies are being made. We also expect significant cost increases for raw materials, particularly for purchased scrap, coke and alloys.

For U. S. Steel Europe (USSE), we expect higher euro-based prices; and shipments should increase as a result of higher facility availability in the quarter. Escalating raw material costs are expected to partially offset these improvements.

Shipments and prices for the Tubular segment are expected to remain in line with the fourth quarter, and semi-finished steel costs will increase.

Other Businesses will reflect the normal unfavorable seasonal effects of the closing of the Great Lakes for taconite pellet shipments.

Capital expenditures for 2008 are expected to total approximately $940 million.

Total costs for pension plans and OPEB are expected to be approximately $200 million in 2008 compared to $266 million in 2007, primarily due to lower pension expense.

5

Volatility in net interest and other financial costs could increase going forward as a result of foreign currency accounting remeasurement effects, primarily on a $1.2 billion intercompany loan to a European affiliate, related to the acquisition of USSC. As this intercompany loan is repaid, our exposure will decrease. Also, we expect to mitigate a portion of this volatility with our normal hedging activity.

Common Stock Repurchase Program

We repurchased 295,000 shares of U. S. Steel common stock for $30 million during the fourth quarter, bringing total repurchases to 14.3 million shares for $812 million since the repurchase program was originally authorized in July 2005. As of December 31, 2007, 6.5 million shares remained authorized for repurchase under our stock repurchase program.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs. Some factors, among others, that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas prices, usage and supply disruptions; availability and prices of purchased coke and other raw materials; changes in environmental, tax and other laws; employee strikes; power outages; and U.S. and global economic performance and political developments. Domestic steel shipments and prices could also be affected by import levels, currency fluctuations and actions taken by the U.S. Government. Economic conditions and political factors in Europe and Canada that may affect USSE’s and USSC’s results include, but are not limited to, taxation, environmental permitting, nationalization, inflation, currency fluctuations, increased regulation, export quotas, tariffs, and other protectionist measures. Factors that may affect our ability to construct new facilities include levels of cash flow from operations, general economic conditions, business conditions, availability of capital, whether or not assets are purchased or financed by operating leases, receipt of necessary permits and unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects. Factors that may affect the amount of net periodic benefit costs include, among others, changes to laws affecting benefits, pension fund investment performance, liability changes and interest rates. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2006, and in subsequent filings for U. S. Steel.

*****

6

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 29, at 3 p.m. EST. To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the “Investors” button.

For more information on U. S. Steel, visit our web site at www.ussteel.com.

-oOo-

7

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended December 31
	Dec. 31	Sept. 30	Dec. 31
(Dollars in millions)	2007	2007	2006	2007	2006

NET SALES	$4,535	$4,354	$3,774	$16,873	$15,715

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	4,110	3,749	3,223	14,633	12,968
Selling, general and administrative expenses	178	134	146	589	604
Depreciation, depletion and amortization	153	124	102	506	441
Income from investees	(7)	(7)	(18)	(26)	(57)
Net gains on disposal of assets	(3)	(7)	(11)	(23)	(13)
Other (income) loss, net	(12)	1	(9)	(19)	(13)

Total operating expenses	4,419	3,994	3,433	15,660	13,930

INCOME FROM OPERATIONS	116	360	341	1,213	1,785
Net interest and other financial costs	44	22	25	105	62

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	72	338	316	1,108	1,723
Income tax provision	31	68	7	218	324
Minority interests	6	1	12	11	25

NET INCOME	35	269	297	879	1,374
Dividends on preferred stock	-	-	-	-	(8)

NET INCOME APPLICABLE TO COMMON STOCK	$35	$269	$297	$879	$1,366

COMMON STOCK DATA:

Net income per share:
- Basic	$0.29	$2.28	$2.51	$7.44	$11.88
- Diluted	$0.29	$2.27	$2.50	$7.40	$11.18

Weighted average shares, in thousands:
- Basic	117,813	118,086	118,343	118,090	114,918
- Diluted	118,581	118,755	119,011	118,815	122,918

Dividends paid per common share	$.20	$.20	$.20	$.80	$.60

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Year Ended
	December 31
(Dollars in millions)	2007	2006

Cash provided from operating activities:
Net income	$879	$1,374
Depreciation, depletion and amortization	506	441
Pensions and other postretirement benefits	(157)	(209)
Deferred income taxes	53	(3)
Net gains on disposal of assets	(23)	(13)
Changes in: Current receivables	238	(93)
Inventories	468	(109)
Current accounts payable and accrued expenses	(441)	274
Other operating activities	183	19

Total	1,706	1,681

Cash used in investing activities:
Capital expenditures	(675)	(612)
Acquisition of Lone Star Technologies, Inc., net of cash received	(1,990)	-
Acquisition of Stelco Inc., net of cash received.	(2,036)	-
Disposal of assets	42	26
Other investing activities	23	(4)

Total	(4,636)	(590)

Cash used in financing activities:
Borrowings and repayments of debt, net	2,103	(607)
Common stock issued	18	33
Common stock repurchased	(117)	(442)
Dividends paid	(95)	(77)
Change in bank checks outstanding	(13)	(49)
Other financing activities	(5)	(13)

Total	1,891	(1,155)

Effect of exchange rate changes on cash	18	7

Total net cash flow	(1,021)	(57)
Cash at beginning of the year	1,422	1,479

Cash at end of the year	$401	$1,422

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

(Dollars in millions)	Dec. 31 2007	Dec. 31 2006
Cash and cash equivalents	$401	$1,422
Receivables, net	2,077	1,799
Inventories	2,269	1,604
Other current assets	259	371

Total current assets	5,006	5,196
Property, plant and equipment, net	6,688	4,429
Investments and long-term receivables, net	696	336
Prepaid pensions	733	330
Intangible assets, net	419	-
Goodwill	1,676	-
Other assets	382	295

Total assets	$15,600	$10,586
Accounts payable	1,712	1,313
Payroll and benefits payable	972	1,028
Short-term debt and current maturities of long-term debt	110	82
Other current liabilities	168	279

Total current liabilities	2,962	2,702
Long-term debt	3,147	943
Employee benefits	3,212	2,174
Other long-term liabilities	690	364
Minority interests	58	38
Stockholders’ equity	5,531	4,365

Total liabilities and stockholders’ equity	$15,600	$10,586

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2007	2007	2006	2007	2006

INCOME (LOSS) FROM OPERATIONS
Flat-rolled(a)	$53	$170	$31	$390	$600
U. S. Steel Europe	85	152	182	687	714
Tubular(b)	83	74	144	356	631
Other Businesses(c)	36	37	57	76	129

Segment Income from Operations	257	433	414	1,509	2,074
Retiree benefit expenses(d)	(15)	(46)	(53)	(143)	(243)
Other items not allocated to segments:
Flat-rolled inventory transition effects	(58)	-	-	(58)	-
Tubular inventory transition effects	(11)	(27)	-	(38)	-
Out of period adjustments	-	-	(15)	-	(15)
Workforce reduction charges	(57)	-	-	(57)	(21)
Loss from sale of certain assets	-	-	(5)	-	(5)
Asset impairment loss	-	-	-	-	(5)

Total Income from Operations	$116	$360	$341	$1,213	$1,785

CAPITAL EXPENDITURES
Flat-rolled(a)	$79	$121	$127	$319	$274
U. S. Steel Europe	86	52	49	215	211
Tubular(b)	10	10	2	23	4
Other Businesses	40	27	37	118	123

Total	$215	$210	$215	$675	$612

(a)	Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(b)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(c)	Includes the results of the iron ore and real estate interests acquired from Stelco Inc. as of October 31, 2007.
(d)	Includes certain profit-based expenses for U. S. Steel retirees and former National employees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2007	2007	2006	2007	2006

OPERATING STATISTICS
Average realized price: ($/net ton)(a)
Flat-rolled(b)	$627	$643	$648	$642	$634
U. S. Steel Europe	752	738	665	720	608
Tubular(c)	1,299	1,282	1,523	1,335	1,499
Steel Shipments:(a)(d)
Flat-rolled(b)	4,146	3,601	3,078	14,534	14,180
U. S. Steel Europe	1,385	1,486	1,549	6,139	6,261
Tubular(c)	427	473	271	1,435	1,191

Total Steel Shipments	5,958	5,560	4,898	22,108	21,632
Intersegment Shipments:(d)
Flat-rolled to Tubular	314	260	176	912	858
Raw Steel-Production:(d)
Flat-rolled(b)	4,681	4,328	3,270	16,838	16,355
U. S. Steel Europe	1,467	1,661	1,772	6,792	7,062
Raw Steel-Capability Utilization:(e)
Flat-rolled(b)	82.0%	88.5%	66.9%	83.3%	84.3%
U. S. Steel Europe	78.6%	89.0%	94.7%	91.8%	95.4%
Domestic iron ore production(d)	5,679	5,323	5,144	20,846	22,063
Domestic coke production(d)	1,511	1,382	1,393	5,558	5,814

(a)	Excludes intersegment shipments.
(b)	Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the iron ore and real estate interests.
(c)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007.
(d)	Thousands of net tons.
(e)
Based on annual raw steel production capability of 19.4 million net tons for Flat-rolled prior to October 31, 2007 and 24.3 million net tons thereafter, and 7.4 million net tons for U. S. Steel Europe.